UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 6, 2007
Shutterfly, Inc.
(Exact Name of the Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33031 (Commission File Number)	99-3330068 (IRS Employer Identification No.)

2800 Bridge Parkway, Suite 101, Redwood City, California (Address of Principal Executive Offices)	94065 (Zip Code)
(650) 610-5200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On February 6, 2007, Philip Marineau and Stephen Killeen were appointed to the Board of Directors (the “Board”) of Shutterfly. Mr. Marineau most recently served as president and chief executive officer of Levi Strauss & Co. Prior to that he was the president and chief executive officer of Pepsi-Cola North America, president and chief operating officer of Dean Foods Company, and he held multiple positions at Quaker Oats Company, including president and chief operating officer. Mr. Killeen most recently served as president and chief executive officer of WorldWinner. Prior to that he was the president of TerraLycos, the president of Marketing Services Group, and the president and chief executive officer of Raging Bull.

Mr. Marineau has also been appointed as Chairman of the Board. Mr. Killeen has been appointed as the chairman of the governance committee and a member of the compensation committee of the Board.

Mr. Marineau will receive an initial option grant for 85,000 shares of common stock of Shutterfly, an annual refresh option grant for 10,000 shares as a member of the Board, and an additional annual refresh option grant for 10,000 shares in his capacity as Chairman of the Board. Mr. Marineau will also receive cash compensation of $17,500 per year, paid in quarterly installments, for his service as Chairman of the Board.

Mr. Killeen will receive an initial option grant for 50,000 shares of common stock of Shutterfly and an annual refresh option grant for 10,000 shares as a member of the Board. Mr. Killeen will also receive cash compensation of $10,000 per year, paid in quarterly installments, for his service as chairman of the governance committee.

Option grants made to Mr. Marineau and Mr. Killeen will be made under Shutterfly’s 2006 Equity Incentive Plan. The initial option grants and the annual refresh option grants for board service will vest monthly over a three year period. Mr. Marineau’s refresh option grant for 10,000 shares for his service as Chairman of the Board will vest monthly over a one year period.

(e)	On February 6, 2007, the Board of Shutterfly approved base salaries and a bonus plan for fiscal 2007 for, among others, Jeffrey T. Housenbold, Shutterfly’s chief executive officer, Stephen E. Recht, Shutterfly’s chief financial officer, and Douglas J. Galen, Shutterfly’s Senior Vice President, Business and Development (together, the “Named Executive Officers”).

Salaries

The annual base salaries for fiscal 2007 for Messrs. Housenbold, Recht and Galen will be $300,000, $250,000 and $240,000, respectively.

2007 Bonus Plan

The Board approved a bonus plan for fiscal 2007 (the “2007 Plan”), under which its employees, including the Named Executive Officers, are eligible for cash bonus awards. Bonuses will be determined by the compensation committee of the Board and based on Shutterfly’s achievement of specified revenue and EBITDA targets and on each employee’s individual performance. The target bonus pool for employees, including the Named Executive Officers, is $1 million based on the budget approved by the Board for 2007. The bonus pool may be adjusted upward if Shutterfly’s financial performance exceeds 2007 targets at the discretion of the compensation committee, up to a total bonus pool not to exceed $2.76 million. The amount of any bonuses paid will also be based on an employee’s job level and salary grade. Under the terms of his employment agreement, Mr. Housenbold is entitled to receive a minimum bonus of 50% of his base salary, and under the 2007 Plan and Mr. Recht and Mr. Galen are each eligible to receive a target bonus of 30% of their respective salaries. The amounts of actual bonus awards under the 2007 Plan could be higher or lower than the target levels at the discretion of the compensation committee based on achievement of company and individual goals.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.
By:	/s/ Stephen E. Recht
Stephen E. Recht
Chief Financial Officer

Date: February 6, 2007